Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Exhibit 10.2

License And Distribution Agreement

By And Between

NovaDel Pharma Inc.

And

 ecr pharmaceuticals company, inc.

Dated As Of November 12, 2009

LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is dated as of November 12, 2009 (the “Effective Date”) by and between NovaDel Pharma Inc., a Delaware corporation having a principal place of business at 25 Minneakoning Road, Flemington, New Jersey 08822 (“NovaDel”), and ECR Pharmaceuticals Company, Inc.(“ECR”), a wholly owned subsidiary of HiTech Pharmacal Co., Inc.(“HiTech”), having a principal place of business at 3969 Deep Rock Road, Richmond, Virginia, 23233.  NovaDel and ECR are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, NovaDel is the owner of the NovaDel Technology and desires to grant ECR the right to use the NovaDel Technology to Commercialize and Manufacture Zolpimist®; and

WHEREAS, ECR desires to obtain from NovaDel the right to use the NovaDel Technology to Commercialize and Manufacture Zolpimist®.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

                     ARTICLE 1
DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

1.1 “Affiliate” means a Person that controls, is controlled by or is under common control with a Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.

1.2 “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are required to be closed.

1.3 “Commercialization” and “Commercialize” mean offering for sale and sales, distribution, marketing, promoting and reimbursement related activities, including booking sales.  When used as a verb “Commercialize” means to engage in Commercialization.

1.4 “Commercially Reasonable Efforts” means, with respect to a Party, exerting such effort and employing such resources as would normally be exerted or employed for the regulatory approval, manufacture, shipping and commercialization of a pharmaceutical or biologic product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the Product, the relevant marketplace, the patent, intellectual property and development positions of Third Parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for Product and shall consider the particular circumstances of a Party, including any other product opportunities of such Party.

1.5 “Control” means, with respect to any intellectual property right or other tangible or intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

1.6 “Develop” and “Development” means any and all activities necessary or desirable to research, develop and obtain Regulatory Approval excluding Manufacturing of a Product in compliance with the Law, including research and development activities related to the generation, characterization, optimization, construction, expression, use and production, test method development and stability testing, toxicology, clinical studies, quality assurance/quality control, delivery systems, formulation, statistical analysis, report writing, product approval and registration activities and all other activities with the intent and for the purpose of generating data for submission to regulatory authorities.  When used as a verb, “Develop” means to engage in Development.

1.7 “Dollars” or “$” shall mean the legal tender of the United States of America.

1.8 “FDA” means the United States Food and Drug Administration or any successor federal agency thereto.

1.9 “First Commercial Sale” means, with respect to a Product, the first commercial sale after receipt of Regulatory Approval for such Product by ECR or its Affiliates or sublicensees.

1.10 “Generic Competition” means if at any time a Generic Product or Generic Products available in the Territory have obtained sales greater than  *** of the combined sales of Product together with such Generic Product, as measured by number of units sold, over ***, and which Generic Product sales are evidenced by independent market data (where available), such as that published by IMS International, or if such data is not available, such other reliable data source as reasonably determined by the Parties.

1.11 “Generic Product” means an oral spray product that contains zolpidem that (a) is being marketed by a Third Party that is not a licensee or sublicensee of ECR or its Affiliates (or any of their licensees or sublicensees), (b) is a generic product substitutable for the Product in the Territory, and (c) has been granted regulatory approval that relies in whole or in part on safety and efficacy data generated for the prior Regulatory Approval of the Product.

1.12 “Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of any federal, state, province, county, city or other political subdivision thereof, including the FDA.

1.13 “Know-How” means any non-public information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, ideas, discoveries, inventions, trade secrets, practices, methods, protocols, tests, assays, techniques, specifications, processes, formulations, formulae, knowledge, know-how, skill, experience, materials, including pharmaceutical, chemical and biological materials, products and compositions, scientific, technical or test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, market studies, drawings, plans, designs, diagrams, sketches, technology, documentation, and patent-related and other legal information or descriptions.

1.14 “Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority having jurisdiction in the Territory.

1.15 “Losses” means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including, court costs, interest and reasonable fees of attorneys, accountants and other experts).

1.16 “Manufacture” means all activities, excluding Development, related to the manufacturing and production of a Product, including but not limited to manufacturing supplies for Commercialization, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of product, ongoing stability tests, storage, shipment, and regulatory activities related to any of the foregoing.

1.17 “NDA” shall mean NDA No. 22-196 granted to NovaDel by the FDA on December 19, 2008 for zolpidem tartrate oral spray in the United States.

1.18 “Net Sales” means the gross amounts invoiced by ECR or its Affiliates or licensees or sublicensees for sales of Product in the Territory, less the following reasonable deductions to the extent included in the gross invoiced sales price for Product or otherwise directly paid, allowed, accrued, or incurred by ECR or its Affiliates or licensees or sublicensees with respect to the sale of Product (if not previously deducted from the amount invoiced): (i) *** actually given; (ii) *** upon *** (except where any such ***); (iii) *** on *** of Product; (iv) *** pursuant to ***; (v) ***; (vi) *** *** (if *** or *** without ***); and (vii) *** (other than ***) directly related to ***.

For purposes of determining Net Sales, Product shall be *** and ***.  Net Sales shall be accounted for in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied in the jurisdiction in which the sales occur.  In the case of any sale of Product ***, Net Sales shall be calculated as above ***.  Any of the items set forth above that would otherwise *** but which are *** shall not be deducted from the invoice price in the calculation of Net Sales.  In the case of any sale of Product or part thereof ***, such as ***, Net Sales shall be determined ***.

1.19 “NovaDel Know-How” means all Know-How Controlled by NovaDel or an Affiliate of NovaDel as of the Effective Date or, from time to time, during the Term that is necessary to Commercialize the Product in the Territory or to use the NovaDel Process to Commercialize Product in the Territory, but excluding any Know-How to the extent claimed by any NovaDel Patents.

1.20 “NovaDel Patents” means the Patents that NovaDel or any of its Affiliates Controls on the Effective Date or during the Term that claim the Product in the Territory.  The NovaDel Patents as of the Effective Date are set forth on Schedule 1.20.

1.21 “NovaDel Process” means NovaDel’s proprietary oral spray technology for the delivery of pharmaceutical compounds through the mucosal membrane of the mouth in humans using an aerosol or pump spray device.

1.22 “NovaDel Technology” means the NovaDel Patents and NovaDel Know-How.

1.23 “NovaDel Trademarks” means the United States trademark ZolpiMist®, Registration #77/176,611 ZOLPIMIST (Class 5).

1.24 “Patent” means (i) patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, any confirmation patent or registration patent or patent of addition based on any such patent, (ii) pending applications for patents, including continuations, continuations-in-part, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations divisional, provisional and substitute applications, and inventors’ certificates, and (iii) all priority applications of any of the foregoing.

1.25 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.26 “Product” means the zolpidem tartrate oral spray as defined and further described in the NDA, and all improvements, enhancements and combinations (with active or inactive ingredients) in all dosage forms including a 2.5 ml dose and any strengths associated therewith.

1.27 “Regulatory Approval” means all approvals, product licenses, registrations or authorizations of FDA or any equivalent Canadian Governmental Authority, necessary for the Development, Manufacture, use or Commercialization of Product in the Territory.

1.28 “Secured Creditor” means collectively, ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P., and ProQuest Investments III, L.P.

1.29 “Security Agreement” means the Security Pledge Agreement, dated as of May 6, 2008, by NovaDel for the benefit of ProQuest Investments II, L.P., ProQuest Investments II Advisors Fund, L.P. and ProQuest Investments III, L.P.

1.30 “Sublicense Income” means all consideration, upfront payments, license fees, and milestone payments received by ECR or its Affiliates for the grant by ECR or its Affiliates of a sublicense to a Third Party net of out-of-pocket expenses of ECR incurred in connection with such sublicense; provided, however, that Sublicense Income shall not include *** by ECR *** in respect of: (a) *** and *** of ECR; provided that *** shall be ***; and (b) *** under other provision contained in this Agreement.

1.31 “Territory” means the United States of America and its territories and possessions and Canada.

1.32 “Third Party” means any entity other than NovaDel or ECR or their respective Affiliates.

Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” and other similar words refer to this entire Agreement; (d) the words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified and (e) the terms “Article” and “Section” refer to the specified Article and Section of this Agreement and (f) the phrase “unreasonably withheld”, when used in connection with the right of a Party to consent or approve an action, shall mean that such consent or approval shall not be unreasonably withheld, conditioned or delayed.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
Breaching Party	9.2.1
Change of Control	9.2.3
Commercialization Plan	3.2.1
Competitive Products	3.4
Confidential Information	5.1.1
Disclosing Party	5.1.1
ECR	Preamble
ECR Indemnitees	8.1.2
ECR Marks	2.6
Effective Date	Preamble
Force Majeure Event	11.2
GAAP	1.17
Indemnification Claim Notice	8.2
Indemnified Party	8.2
Indemnifying Party	8.2
Indemnitee	8.2
Indemnitees	8.2
NovaDel	Preamble

Definition	Section
NovaDel Indemnitees	8.1.1
NovaDel Third Party License Agreements	2.1
Parties	Preamble
Party	Preamble
Patent Challenge	2.5
Receiving Party	5.1.1
Representatives	10.1
Term	9.1
Third Party Claim	8.1.1

                     ARTICLE 2
LICENSES

2.1 Licenses to ECR.  Subject to the terms and conditions of this Agreement, NovaDel hereby grants to ECR an exclusive license, with the right to sublicense (subject to Section 2.2) under and to the NDA and the remainder of the NovaDel Technology to Manufacture and Commercialize Product in the Territory.

2.2 Sublicensing.  ECR shall have the right to grant sublicenses under the grant in Section 2.1 to Affiliates and/or Third Parties pursuant to a separate written agreement, subject to the following requirements and conditions:

2.2.1 ECR must obtain NovaDel’s prior written consent in respect of each such sublicense to an Affiliate or Third Party, which consent shall not be unreasonably withheld, delayed or conditioned.  If NovaDel does not respond to ECR’s request to consent to a sublicense within ten (10) Business Days after receiving a written request, consent to such request shall be deemed to have been given.

2.2.2 Except to the extent the Parties otherwise agree pursuant to the terms of a particular sublicense granted under this Section 2.2, except for financial terms, any sublicense agreement must be fully consistent with the terms and conditions of this Agreement, and provide that the sublicensee will indemnify NovaDel and its Affiliates to the extent provided in Section 8.1.1.

2.2.3 Within five (5) Business Days after execution or receipt thereof, as applicable, ECR shall provide NovaDel with a full and complete copy of each sublicense agreement granted hereunder and shall deliver copies of all reports relating to the Product (including relating to royalties and other payments) received by ECR from such sublicensees.

2.2.4 Termination of this Agreement by NovaDel with respect to ECR shall not terminate any sublicense granted by ECR pursuant to this Section 2.2 with respect to a sublicensee, provided that (i) such sublicensee is not in breach of any material provision of this Agreement or the applicable sublicense agreement, (ii) such sublicensee shall perform all obligations of ECR under this Agreement, (iii) NovaDel shall have all rights with respect to any and all sublicensees as it had hereunder with respect to ECR prior to termination of this

 Agreement with respect to ECR, and (iv) ECR shall include in any sublicense a provision in which said sublicensee acknowledges its obligations to NovaDel hereunder and the rights of NovaDel to terminate such sublicense agreement for a material breach of such sublicense agreement by such sublicensee.  The failure of ECR to include in a sublicense the provisions referenced in clause (iv) shall render the affected sublicense void.

2.2.5 ECR shall remain responsible for complying with all terms and conditions of this Agreement regardless of whether a sublicensee performs any part of this Agreement, including royalty payments for Net Sales by ECR’s permitted sublicensees.  In addition, ECR shall ensure that each of its sublicensees accepts, and shall use Commercially Reasonable Efforts to ensure that each of its sublicensees complies with, all of the terms and conditions of this Agreement as if such sublicensees were a party to this Agreement.

2.3 No Implied Licenses.  Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property, whether by implication, estoppel or otherwise.  No implied licenses are granted under this Agreement.  Each Party hereby covenants and agrees not to use or sublicense any of its rights under the licenses set forth in this ARTICLE 2 except as expressly permitted in this Agreement.

2.4 Retained Rights.  Except for the express rights granted to ECR in this Agreement, ECR shall not enjoy or exercise any proprietary or property right or otherwise have any other right, title or interest in, to or under the NovaDel Technology and ECR shall not represent to any Third Party that it has any such proprietary or property right, or any other right, title or interest.  Furthermore, any rights of NovaDel not expressly granted to ECR under the provisions of this Agreement shall be retained by NovaDel.

2.5 Patent Challenge.  NovaDel will be permitted to terminate this Agreement by written notice effective upon receipt by ECR if ECR or its Affiliates directly, or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any NovaDel Patent related to Product (each such action, a “Patent Challenge”).  ECR will include provisions in all agreements granting sublicenses of ECR’s rights hereunder providing that if the sublicensee or its affiliates undertake a Patent Challenge, ECR will be permitted to terminate such sublicense agreement.  If a sublicensee of ECR (or an affiliate of such sublicensee) undertakes a Patent Challenge, then ECR upon receipt of written notice from NovaDel of such Patent Challenge will terminate the applicable sublicense agreement.  If ECR fails to so terminate such sublicense agreement, NovaDel may terminate ECR’s right to sublicense covered by such sublicense agreement and any sublicenses previously granted shall automatically terminate.  In connection with such sublicense termination, ECR shall cooperate with NovaDel’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Product.

2.6 Trademarks.  Subject to Section 9.3.1(b), ECR shall select, register and own the trademarks, trade dress, logos, slogans and internet domain names including any of the foregoing for the Product for use in the Territory (the “ECR Marks”).  For purposes of clarity, the term ECR Marks shall not include the corporate names and logos of NovaDel or its Affiliates other than the NovaDel Trademark.  Subject to Section 9.3.1(b), for the avoidance of doubt, NovaDel shall have no right, title or interest in the ECR Marks.  In conjunction with the transactions contemplated herein, NovaDel shall convey the NovaDel Trademark to ECR, provided that such conveyance shall be subject to Section 9.3.1(b) and provided further that ECR shall grant NovaDel an exclusive, irrevocable, perpetual license with the right to sublicense under and to the NovaDel Trademark for use outside of the Territory.  The conveyance of the NovaDel Trademark shall take place as soon as practicable after the Effective Date, but in no event sooner than the date on which the Secured Creditor has taken all necessary actions to remove any liens and/or encumbrances from the NovaDel Trademark and except the NovaDel Trademark from the Security Agreement.  Upon the completion of all such necessary actions by the Secured Creditor, NovaDel and ECR shall enter into the Trademark Assignment Agreement attached hereto as Schedule 2.6 to effectuate the conveyance of the NovaDel Trademark to ECR.

2.7 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to any article or section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of II U.S.C. Section 101-1 532 of the U.S. Bankruptcy Code (as amended, the “U.S. Bankruptcy Code”), licenses of rights to  “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that ECR, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including the right to market the Product.  The Parties further agree that if a case is commenced during the Term by or against NovaDel under the U.S. Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the U.S. Bankruptcy Code, NovaDel (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party.  If the U.S. Bankruptcy Code case is commenced during the Term by or against NovaDel, and this Agreement is rejected as provided in the U.S. Bankruptcy Code, ECR shall have the right to elect to retain its rights hereunder as provided in the U.S. Bankruptcy Code.

ARTICLE 3
COMMERCIALIZATION AND DISTRIBUTION

3.1 Overview and Diligence.  Except as otherwise set forth in this Agreement, ECR shall be responsible for Commercializing the Product in the Territory.  ECR shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory.

3.2 Commercialization Plans and Reports.

3.2.1 Commercialization Plans. ECR shall prepare a written commercialization plan that describes the significant Commercialization activities to be undertaken by ECR with respect to the Product in the Territory in the next calendar year (“Commercialization Plan”).  By no later than November 1 of each calendar year, ECR shall prepare and deliver to NovaDel an updated Commercialization Plan for the subsequent calendar year (i.e., Nov 2010 for calendar year 2011); provided, however, for the initial Commercialization Plan ECR shall have 180 days after the Effective Date to prepare and deliver such initial Commercialization Plan to NovaDel.  The Commercialization Plan for such Product shall also include a good faith forecast of Net Sales of Product in the Territory for such calendar year.

3.2.2 Reports.  By no later than March 1 for each calendar year during the Term, ECR shall prepare and deliver to NovaDel a written report summarizing ECR’s significant Commercialization activities (as applicable) with respect to the Product in the Territory performed by ECR during the prior calendar year.

3.3 Overall Commercialization Expenses and Responsibilities.  ECR shall bear all costs and expenses associated with the Commercialization of Product in the Territory.  ECR shall have the responsibility to distribute, sell, record sales and collect payments for Product in the Territory.  ECR shall have responsibility for establishing and modifying the terms and conditions with respect to the sale of Product in the Territory, including the price or prices at which the Product in the Territory will be sold, any discount applicable to payments or receivables, and similar matters.  NovaDel will be responsible for all fees and expenses in obtaining and maintaining the NDA and for the fees and expenses it has incurred with respect to the Product, whether not yet due and payable, prior to the Effective Date. ECR will be responsible for those expenses which it incurs following the Effective Date.

3.4 Restrictions.  During the Term, ECR shall not, without first seeking the prior written consent of NovaDel, directly or indirectly, with or through a Third Party:  (a) import into the Territory any products in an oral spray dosage form that has the same indication as the Product (“Competitive Products”); (b) be engaged or involved in any way within the Territory in the sales, promotion, manufacture or distribution of any Competitive Products; (c) export, or enter into any agreement which would result in the export of, the Product outside the Territory; or (d) directly or indirectly promote, distribute, advertise or deal with the sale of the Product outside the Territory.

3.5 ECR’s Obligations.  During the Term, ECR shall:

3.5.1 promote, sell, advertise and generally create a demand for, the Product within the Territory, including by (a) distributing the Product to meet all reasonable demands for the Product and (b) providing and maintaining adequate sales, services and warehouse facilities;

3.5.2 comply with all applicable Laws existing in the Territory from time to time in relation to the Product and the performance of its obligations under this Agreement; obtain and maintain all necessary licenses, registrations, certifications, exemptions and permits required under such Laws; prepare and submit any required reports, applications, supplements, or other filings to the relevant Governmental Authorities as may be required under the applicable Laws for any activities performed by ECR hereunder; and advise NovaDel in writing, within thirty (30) days (or such shorter period of time as may be required by Law for NovaDel to fulfill any of its obligations), of any changes to applicable Law affecting the Product in the Territory or otherwise affecting either of the Parties’ obligations hereunder;

3.5.3 maintain current detailed customer lists and records relating to the Product sold in the Territory in such format as NovaDel may request from time to time.  ECR shall make such customer lists and records available to NovaDel and its third party representatives, on a quarterly basis or as otherwise reasonably required by NovaDel from time to time;

3.5.4 not make any promises, representations, warranties, promises or guarantees to customers or Third Parties or to the trade with respect to the Product (including the specifications, features or capabilities thereof) except in compliance with the applicable FDA Regulatory Approvals and FDA laws and regulation or as included in the Product packaging insert and it shall represent the Product accurately and fairly and shall refrain from misleading or unethical business practices, conduct its business in a manner that reflects favorably on the Product and the good name, goodwill and reputation of NovaDel, and avoid deceptive or unethical practices, including disparagement of the Product;

3.5.5 promptly inform NovaDel of any complaint or after-sales enquiry concerning the Product which is received by ECR;

3.5.6 shall comply with applicable pharmacovigilance and drug safety requirements imposed by FDA and other governmental authorities. Within sixty (60) days after the Effective Date, the Parties will enter into a mutually agreeable pharmacovigilance agreement setting forth the Parties’ respective obligations in detail with respect to pharmacovigilance and the exchange of drug safety data. (the “Pharmacovigilance Agreement”), which will include provisions to ensure full coordination between ECR and NovaDel with regard to the Product and safety reporting, including ECR in-Territory collection and transmission of safety reports to NovaDel, in accordance with global regulations and timelines, each Party to be responsible for its own expenses.  Within the Territory, ECR shall collect, investigate and report all Product complaints, where there is an associated adverse event or adverse drug reaction, and shall provide copies of such Product complaints to NovaDel within the timelines set forth in the Pharmacovigilance Agreement; and

3.5.7 Pursuant to Section 3.10.1, ECR shall retain sole and exclusive rights and responsibilities to communicate with FDA regarding the Product including with respect to the NDA, and shall be solely responsible for ensuring the activities performed hereunder are in compliance with the NDA and for filing any required NDA reports or supplements, but shall provide NovaDel with copies of any such communications.  ECR shall submit to NovaDel copies of all communications which it receives from or sends to FDA relating to the Product including all reports and regulatory letters relating to the Product.

3.6 Product Changes.  Except as required pursuant to Section 3.5.7 hereof, neither Party shall make any additions, modifications or alterations to any Product without the other Party’s prior written consent.  Such changes and associated costs will be the sole responsibility of ECR.  A Party will provide the other Party with notice of such changes in a timely manner and any potential impact they may have on the current marketing platform of the Product.

3.7 Recalls and Withdrawals.  In the event that any Governmental Authority threatens or initiates any action to remove the Product from the market (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication immediately, but in no event later than two (2) Business Days, after receipt thereof.  ECR shall determine, in good faith consultation with NovaDel, whether to initiate any recall or withdrawal of Product in the Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall); provided, however that before ECR initiates a recall or withdrawal the Parties shall promptly meet and discuss in good faith the reasons therefor and

 ECR shall consider in good faith any comments NovaDel may have with respect to such recall (except for a recall or withdrawal mandated by a Governmental Authority or a situation that in ECR’s sole discretion warrants immediate action, in which case ECR  may act without such advance notice and consultation, but shall notify NovaDel immediately thereafter).  In the event of any recall or withdrawal of the Product in the Territory, ECR shall implement any action it deems necessary to conduct such recall or withdrawal.  Notwithstanding the foregoing, in the event NovaDel believes that ECR’s decision with respect to a recall or withdrawal represents a violation of applicable law which could result in a revocation of the NDA, or could seriously damage NovaDel’s credibility or relationship with the Governmental Authority, NovaDel may initiate a recall or withdrawal of the Product.  In the case of any recall or withdrawal, the Party responsible for the event requiring such action shall bear the costs.

3.8 Co-Promotion Option.  NovaDel from time to time may bring opportunities to co-promote the Product in the Territory with ECR. ECR shall duly consider such opportunities on a case by case basis, but shall have the right to accept or reject such opportunities in its sole discretion.  Upon the exercise of such co-promotion opportunity, the Parties shall negotiate in good faith a separate agreement setting forth the terms and conditions pursuant to which the Parties will co-promote the Product in the Territory. In such event, NovaDel will be directly responsible for all costs associated with their co-promotion efforts including any and all reimbursement to ECR for use of marketing materials (i.e., extra printing, training etc.).

3.9 Manufacturing.  ECR shall be responsible for Manufacturing the Product for Commercialization in the Territory, and costs and expenses in connection therewith.

3.9.1 Manufacturing.  The Parties acknowledge that as of the Effective Date, NovaDel is in the process of negotiating the commercial manufacturing of the Product with the FDA approved Third Party contract manufacturer.  NovaDel shall be responsible for any costs and expenses incurred by NovaDel in connection with this activity prior to the Effective Date and shall indemnify and hold ECR harmless for any such costs and expenses.

3.9.2 Agreement with Third Party Manufacturer.  ECR shall be responsible for entering into an agreement between ECR and any Third Party Manufacturer that is necessary to Manufacture and supply Product for the Territory.

3.9.3 Documentation, Scale-Up, Other Costs and Process Improvements.  ECR, at it sole cost and expense, shall bear all scale-up, manufacturing, Chemistry Manufacturing and Controls related activities, documentation, and other costs incurred by ECR or its Third Party contract manufacturer in connection with securing and scaling up future supply of the Product.  ECR shall be committed to (or committed to working with the Third Party contract manufacturer) in developing and implementing continuous cost, quality and improvement programs by seeking productivity improvements, by minimizing waste and improving yields, by purchasing quality materials at lower cost, by improving Manufacturing processes, by streamlining organizational processes, by reducing cycle times and lead times and the like.

3.9.4 Packaging, Labeling, Marketing and Promotion.  ECR shall be responsible for the preparation, submission, distribution and maintenance of all packaging,

 labeling and marketing materials for the Product and filing any required reports to and obtaining prior approval from the relevant Governmental Authorities, and the related costs thereof.  NovaDel shall furnish ECR without any expense to ECR copies of all of its current marketing studies, materials and other data and information that may be useful in commercializing or marketing the Product.

3.10 NovaDel Obligations.  During the Term:

3.10.1 NovaDel shall at its own cost and expense and no later than thirty (30) days after the Effective Date, designate ECR as its authorized agent for all communications with FDA on all matters  relative to the NDA and the Product and take all steps that may be necessary to effectuate such designation;

3.10.2 NovaDel shall provide ECR with complete copies of the NDA for the Product and all other applications and correspondence to FDA and other Governmental Authorities in the Territory related to the Product;

3.10.3 NovaDel shall not directly or indirectly: (i) seek FDA approval with respect to any Competitive Product  (ii) manufacture or have manufactured any Competitive Product in the Territory, (iii) market or have marketed any Competitive Product in the Territory or (iv) license any Third Party to do any of the foregoing; (v) import, or enter into any agreement which would result in the reimportation of the Product into the Territory; or (vi)  promote, distribute, advertise or deal with the reimportation of the Product into the Territory;

3.10.4 NovaDel shall be solely responsible for and pay any royalties or other amounts due to Third Parties under agreements in existence as of the Effective Date related to the Product and shall indemnify and hold ECR harmless from any claims arising from or related thereto; and

3.10.5 NovaDel, at its sole cost and expense, shall use Commercially Reasonable Efforts to develop a 2.5ml presentation for the Product, which such presentation shall be covered under the terms and conditions of this Agreement.   Such efforts shall be initiated within sixty (60) days of the execution date of this Agreement.

                 ARTICLE 4
FINANCIAL TERMS

4.1 Upfront Payment.  As partial payment for the rights and licenses granted by NovaDel pursuant to this Agreement, ECR shall pay to NovaDel, upon execution of this Agreement, an amount equal to Three Million Dollars ($3,000,000).  Such amount shall be non-creditable and non-refundable.

4.2 Performance Payments.  As further consideration for NovaDel’s grant of the rights and licenses to ECR hereunder, ECR will pay to NovaDel an amount equal to *** percent (***%) of Net Sales of Product (other than sales of Products that are Authorized Generics which shall be subject to Section 4.3 below); provided, however, if NovaDel *** *** in *** the Product, ECR will pay to NovaDel an amount equal to fifteen percent (15%) of Net Sales so long as *** the Product; provided, further, however, that (a) for the *** following the *** the ***, and *** for this ***, the obligation to pay the performance payments *** and *** are *** than *** (***), and (b) the performance payment *** shall *** percent (***%) until *** the following *** have *** (i) the *** is *** the ***, and  (ii) the *** of *** of ***.

4.3 Generic Competition.  The Parties acknowledge that ECR may manufacture, sell and license the Product as an authorized generic (“Authorized Generic”); ***, that such Commercialization shall *** (***) *** the *** of ***.  If ECR Commercializes an Authorized Generic, ECR will pay to NovaDel an amount on Net Sales of Authorized Generic Product as follows:

Unit Sales of Authorized Generic in the Territory as a Percent of Unit Sales of all Generic Products (including the Authorized Generic) in the Territory	Percentage Performance Payment
0%- ***%	***%
***%- ***%	***%
Over ***%	***%

For example, if sales of the Authorized Generic constitute ***% of the total unit sales of all the generic sales of the Product, the performance payment percentage of Net Sales of the Authorized Generic due to NovaDel shall be ***%.  For the avoidance of doubt, performance payments on Net Sales of the Product other than sales of an Authorized Generic shall remain as set forth in Section 4.2.

4.4 Sublicense Payments.  ECR shall pay to NovaDel *** percent (***%) of all Sublicense Income within *** after receipt of the Sublicense Income by ECR or its Affiliates. For the purpose of clarity, any sales by a sublicensee shall be included in the calculation of Net Sales for purposes of determining the performance payments due from ECR to NovaDel pursuant to Sections 4.2, 4.3 and 4.5 and in the event that ECR has negotiated to receive a royalty from such sublicensee for such sales, any royalty amounts received by ECR from such sublicensee for such sales shall not be included in the calculation of Sublicense Income.

4.5 Performance Milestone.  In addition to the amounts to be paid by ECR to NovaDel pursuant to Sections 4.2, 4.3 and 4.4, in the event that Net Sales in any *** equal or exceed $***, ECR shall make a one-time milestone payment to NovaDel in the amount of $***.  Such amount shall be payable within *** after the date on which such Net Sales threshold is reached.  For the avoidance of doubt, the milestone payment pursuant to this Section 4.5 shall be payable only once upon the first achievement of such Net Sales threshold regardless of the number of *** in which such Net Sales threshold may be reached.

4.6 Payment Method.  All amounts due to NovaDel hereunder will be paid in Dollars by check or by wire transfer in immediately available funds to an account designated by NovaDel.  Any undisputed payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement will bear simple interest at the lower of a rate per annum equal to (a) *** percent (***%) per month, or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent.

4.7 Payment Schedules; Reports.  Performance payments due pursuant to Section 4.2 are due and payable within forty-five (45) days after the end of each calendar quarter in which there were Net Sales.  ECR will accompany each payment under this Agreement with a report setting forth the amount of gross sales of each Product, a calculation of Net Sales and a calculation of the amount of payment due on such Net Sales (including any adjustment for Generic Competition).

4.8 Records Retention; Audit.

4.8.1 Record Retention.  ECR will maintain complete and accurate books, records and accounts relevant for the calculation of Net Sales and Sublicense Income, in sufficient detail to confirm the accuracy of any payments required under this Agreement, which books, records and accounts will be retained by ECR for three (3) years after the end of the period to which such books, records and accounts pertain, or longer as is required by applicable Law.

4.8.2 Audit.  NovaDel will have the right to have an independent certified public accounting firm of internationally recognized standing, reasonably acceptable to ECR, to have access during normal business hours, upon fourteen (14) days prior written notice and not more than once in each calendar year during the Term and for three (3) years thereafter, or longer as is required by applicable Law, to such of the records of ECR and its Affiliates and sublicensees as may be reasonably necessary to verify the accuracy of the calculation of Net Sales and/or Sublicense Income for any calendar year ending not more than three (3) years, or longer as is required by applicable Law, prior to the date of such request.  Results of such inspections shall be made available to both NovaDel and ECR; provided that the accounting firm shall report to NovaDel only the final audited payment amounts to be paid by ECR, its Affiliates and sublicensees.  ***, unless ***, in *** of the ***.

4.8.3 Payment of Additional Amounts.  If, based on the results of any audit, additional payments are owed to NovaDel under this Agreement, then ECR will make such additional payments within thirty (30) days after the accounting firm’s written report is delivered to the Parties.  The provisions of Section 4.6 shall apply to such payment as of the date such additional payments were originally due.

4.8.4 Confidentiality.  In connection with its audit rights in this Section 4.8, NovaDel will treat all information that is shared with it in connection with NovaDel’s audit rights under this Section 4.8 in accordance with the provisions of ARTICLE 5.

                   ARTICLE 5
CONFIDENTIALITY

5.1 Confidential Information.

5.1.1 Confidential Information.  As used in this Agreement, the term “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, generated pursuant to this Agreement or provided pursuant to this Agreement by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), including information relating to the

Disclosing Party’s existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement; or

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

5.1.2 Confidentiality Obligations.  Each of NovaDel and ECR shall not disclose, and shall keep all Confidential Information of the other Party confidential with the same degree of care it employs to maintain the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of, or in exercise of its rights under, this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates’ directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 5) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto.  Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this ARTICLE 5.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

5.1.3 Governmental Requirements.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably practical, including without limitation seeking an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

5.1.4 Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

5.2 Publicity; Filing of this Agreement.  Any publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that a Party may (a) once a press release or other public announcement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other public announcement without the further approval of the other Party, and (b) any disclosure which is required by applicable Law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party.  To the extent practicable, the non-disclosing Party shall be given at least seven (7) Business Days advance notice of any such legally required disclosure, and shall provide any comments on the proposed disclosure during such period.  To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or NASDAQ regulation or any Governmental Authority, including the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, such Party shall promptly inform the other Party thereof.  Prior to making any such filing, registration or notification, the Parties shall agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision.  The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

5.3 Use of Names.  Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the  prior written consent of such other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission.

5.4 Confidentiality of this Agreement.  The terms and existence of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this ARTICLE 5.

5.5 Survival.  The obligations and prohibitions contained in this ARTICLE 5 shall survive the expiration or termination of this Agreement for a period of ***.

ARTICLE 6
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

6.1 Ownership of Intellectual Property.  Subject to the license grants in Section 2.1, NovaDel shall own and retain all right, title, and interest in and to any and all: (a) NovaDel Technology existing at the Effective Date; and (b) Know-How and improvements that are conceived, discovered, developed or otherwise made by or on behalf of either Party (or its Affiliates or sublicensees), whether or not patentable, and any and all Patent and other intellectual property rights thereto.  ECR shall promptly disclose to NovaDel in writing, the conception or reduction to practice, or the discovery, development or making of any and all information and improvements, and shall, and does hereby, assign, and shall cause its respective Affiliates and sublicensees to assign, to NovaDel, without any additional compensation, all of their respective right, title and interest in and to any intellectual property rights related to the Know-How or Improvements.  To the extent necessary to assign any such intellectual property rights, ECR and its Affiliates and sublicensees shall enter into and execute all reasonable and appropriate assignments, transfers and other agreements, and enter into all agreements with its employees, consultants, Affiliates, and sublicensees that are necessary or appropriate to ensure the assignment of such intellectual property rights to NovaDel.

6.2 Patent Prosecution and Maintenance.

6.2.1 NovaDel Patents.  NovaDel shall be responsible for the preparation, filing, prosecution, maintenance and defense of the NovaDel Patents.  The cost of such preparation, filing, prosecution and maintenance of the NovaDel Patents shall be borne by NovaDel.  NovaDel shall keep ECR informed of progress with regard to the preparation, filing, prosecution and maintenance of NovaDel Patents in the Territory.  If (i) NovaDel elects not to pursue the filing, prosecution or maintenance of a NovaDel Patent in the Territory or to take any other action with respect to a NovaDel Patent in the Territory that is necessary or useful to establish or preserve rights with respect to the Product, and (ii) such NovaDel Patent does not claim or cover the NovaDel Process, then NovaDel shall so notify ECR promptly in writing and in good time to enable ECR to meet any deadlines by which an action must be taken to establish or preserve any such rights in such NovaDel Patent in the Territory.  Upon receipt of any such notice by NovaDel or if, at any time, NovaDel fails to initiate any such action within thirty (30) days after a request by ECR that it do so (and thereafter diligently pursue such action), ECR shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such NovaDel Patent at its expense in the Territory.  If ECR elects to pursue such filing or registration, as the case may be, or continue such support, then ECR shall notify NovaDel of such election and NovaDel shall, and shall cause its Affiliates to, reasonably cooperate with ECR in this regard.   Any costs incurred by ECR in this regard shall be offset against royalty payments otherwise owed to NovaDel.

6.2.2 Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any NovaDel Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any NovaDel Patent claiming the composition or method of manufacture or use of the Product.

6.3 Infringement by Third Parties.  The Parties shall promptly notify the other in writing of any alleged or threatened infringement of any NovaDel Patent of which they become aware.

6.3.1 NovaDel Patents.  With respect to infringement of any NovaDel Patent that is likely to have an effect or impact on the sales or commercial potential of the Product in the Territory, NovaDel shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to such infringement of any NovaDel Patent at its own expense and using counsel of its own choice.  If NovaDel fails to bring an action or proceeding within ninety (90) days (thirty (30) days in the event of a Paragraph IV filing) following the notice of alleged infringement or earlier notifies ECR in writing of its intent not, to bring an action or proceeding, ECR shall have the right to bring and control any such action at its own expense and using counsel of its own choice, and NovaDel shall have the right, at its own expense, to participate in any such action with counsel of its own choice, subject to ECR’s control; provided, however, that if NovaDel enters into negotiations with an alleged infringer within such ninety (90) day period (or such thirty (30) day period), then NovaDel shall have an additional ninety (90) days (but no additional days in the event of a Paragraph IV filer) to conclude such negotiations before ECR may bring suit for such infringement; and provided further that if ECR brings such action and prevails that it shall have the right to offset the expenses incurred by it in bringing the action from any royalties owed to NovaDel under this Agreement.  Neither NovaDel nor ECR shall not enter into any settlement or compromise with respect to any NovaDel Patent without the other’s  prior consent, which consent shall not be unreasonably withheld.

6.3.2 Cooperation.  In the event a Party brings an infringement action in accordance with this Section 6.3, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  Except as otherwise agreed to by the Parties as part of a cost sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of ECR and NovaDel, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement; provided, however, that to the extent that any award is attributable to the loss of sales of the Product, such amount shall be paid to ECR and shall be treated as Net Sales on which royalties shall be due pursuant to Section 4.2.

6.4 Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  NovaDel shall have the right to control any defense of any such claim involving alleged infringement of Third Party rights by either Party’s activities under this Agreement at NovaDel’s expense by counsel of NovaDel’s choice; provided, however, that ECR shall bear all costs and expenses associated with the defense of any such claim to the extent that it relates to the Commercialization or Manufacture of the Product in the Territory, and shall be entitled to settle or compromise such action.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Representations, Warranties and Covenants.

7.1.1 Mutual Representations.  Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

(a) Such Party has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant the licenses and sublicenses granted pursuant to this Agreement;

(b) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor, to its knowledge, violate any Law of any Governmental Authority having jurisdiction over it;

(c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder; and

(d) There is no action or proceeding pending or, to such Party’s knowledge, threatened, that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

7.1.2 Additional Representations of NovaDel.  NovaDel hereby represents and warrants to ECR that, as of the Effective Date:

(a) With respect to the Product, NovaDel owns all right, title and interest in and to, or has a worldwide, royalty-free, perpetual, sublicenseable license, sublicense or other permission to use, all NovaDel Technology, and Trademarks (collectively the “NovaDel Intellectual Property”).  Schedule 7.1.2(a) sets forth a complete and correct list of all agreements governing the NovaDel Intellectual Property. All necessary registration, maintenance and renewal fees due in connection with such NovaDel Intellectual Property with respect to the Product have been paid and all necessary documents and certificates in connection with such NovaDel Intellectual Property have been filed with the relevant Copyright, Trademark, other Governmental Authorities or domain name registrar for the purposes of registering and maintaining such NovaDel Intellectual Property.  Except as set forth in Schedule 7.1.2(a), (i) none of the NovaDel Intellectual Property has been cancelled or abandoned; and (ii) and to the Knowledge of NovaDel, there is no basis for any infringement, misappropriation, dilution, violation or unauthorized use of the NovaDel Intellectual Property;

(b) All patent applications within the NovaDel Patents are still pending and all issued patents within the NovaDel Patents are in good standing and have not been abandoned, and any issued Patents for the Product have been listed in the Orange Book;

(c) There is no action, proceeding, or investigation pending or, to NovaDel’s knowledge, threatened, or any basis therefor known to NovaDel, that questions the validity of this Agreement or the right of NovaDel to enter into this Agreement or to consummate the transactions contemplated hereby or that would result, either individually or in the aggregate, in any material adverse event;

(d) The financial statements included in NovaDel’s public filings fairly and accurately present NovaDel’s financial position as of those dates and the results of operations and changes in its financial position for such periods then ended.

(e) NovaDel is not a party to an interference relating to the subject matter of the NovaDel Patents identified on Schedule 1.20 and is unaware of any other assertion or claim challenging the validity or ownership of the NovaDel Patents;

(f) NovaDel does not currently have an agreement with any Third Party granting a license under or to any of the NovaDel Technology to Manufacture or Commercialize the Product in the Territory;

(g) NovaDel is not aware of any generic filing or 505b filing against the Product;

(h) To NovaDel’s knowledge, the Manufacture or Commercialization of the Product or use of the NovaDel Technology  does not, infringe any valid rights of any Third Party including inter alia intellectual property rights;

(i) Complete and correct copies of each submission of NovaDel to the FDA with respect to the Product, and all amendments and supplements thereto, including all related pre-clinical and clinical data, have heretofore been provided to ECR by NovaDel.  Complete and correct copies of all correspondence received by NovaDel from the FDA with respect to the Product and NovaDel’s responses thereto have heretofore been provided to ECR by NovaDel.  Complete and correct copies of all complaint information, adverse event information and safety information relating to the Product and the Regulatory Approvals have heretofore been provided to ECR;

(j)  NovaDel has not received any formal or informal notice or other communication from the FDA or any other Governmental or Regulatory Authority, including a warning or untitled letter, (i) contesting the Regulatory Approvals, approved labeling, or promotion (including advertising, promotional labeling and sampling) of, the Product or (ii) otherwise alleging any violation or appearance of any violation of any Law by NovaDel relating to the Product;

(k) NovaDel has been and is in substantial compliance with 21 U.S.C. Sec. 355 and applicable FDA implementing regulations, including 21 C.F.R. Parts 312 or 314, and similar Laws and all terms and conditions of the applicable new drug application and investigational new drug exemption submission under Section 505(i) of the FDCA.  NovaDel and its officers, employees or agents have included in the application for the Product, where required, the certification described in 21 U.S.C. Sec. 335a(k)(1) or any similar Law, and such certification and such list was in each case true and accurate when made and remained true and accurate in all material respects thereafter;

(l) Neither NovaDel nor any of its officers, employees or agents has with respect to the Product made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority in the Territory, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority in the Territory, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority in the Territory to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and, to the Knowledge of NovaDel, neither NovaDel nor any of its officers, employees or agents is the subject, officially or otherwise, of any pending or threatened investigation by any Governmental Authority in the Territory under such policy or under the Federal Anti-Kickback Statute or the Civil False Claims Act or any regulations promulgated thereunder.  Neither NovaDel nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct with respect to the Product for which debarment is mandated by 21 U.S.C. Sec. 335a(a) or any similar Law or authorized by 21 U.S.C. Sec. 335a(b) or any similar Law;

(m) To the Knowledge of NovaDel, all pre-clinical and clinical investigations conducted or sponsored by it with respect to the Product have been and are being conducted in compliance with all applicable Laws, including those with respect to good laboratory practices, investigational new drug requirements, good clinical practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws restricting the use and disclosure of individually identifiable health information;

(n) To the Knowledge of NovaDel, no Governmental Authority in the Territory is considering issuing any “talk paper” or other public statement, pursuant to 21 U.S.C. sec. 375 or otherwise, questioning the safety, effectiveness or risk-benefit ratio of the Product, and no Governmental Authority in the Territory is considering requesting or directing that the approved labeling for the Product be revised to include additional or strengthened warning or other risk information;

(o) NovaDel has obtained all authorizations of all Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement; and

(p) Except for amounts owing to the Secured Creditor, to the extent any amounts are due and owing prior to the Effective Date to a vendor, supplier or other Third Party regarding or pertaining to the Product, NovaDel shall pay all such amounts within sixty (60) days following the Effective Date.  NovaDel represents that it has paid the fees described in Schedule 7.1(p).

7.2 Limitation on Representations or Warranties.  Notwithstanding anything to the contrary herein, neither Party will be in breach of any representation or warranty made pursuant to this ARTICLE 7 to the extent that the Party alleged to have so breached can demonstrate that the Party alleging such breach had, on or prior to the Effective Date, actual knowledge of such breach of such representation or warranty.

7.3 Disclaimer of Warranty.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 7.1, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND NOVADEL AND ECR EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR  FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

7.4 Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, RECKLESS CONDUCT OR A BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 5.  MOREOVER, THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY’S OBLIGATIONS TO THE OTHER PARTY UNDER ARTICLE 8.

ARTICLE 8
INDEMNIFICATION; INSURANCE

8.1 Indemnification.

8.1.1 Indemnification by ECR.  ECR hereby agrees to save, defend and hold NovaDel, its Affiliates, and their respective directors, members, agents and employees (collectively, “NovaDel Indemnitees”) harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting from (a) any breach by ECR of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) any alleged violation of any Laws by an ECR Indemnitee relating to the reimbursement, pricing, promotion or advertising of Product, (c) the death of or any injury to any person or any damage to or loss of property as a result of Product Commercialized or otherwise distributed by ECR, its Affiliates or sublicensees, except to the extent that such Losses are subject to indemnification by NovaDel pursuant to Section 8.1.2, or (d) any negligent act, omission or willful misconduct of an ECR Indemnitee in the use, Commercialization or distribution of Product.

8.1.2 Indemnification by NovaDel.  NovaDel hereby agrees to save, defend and hold ECR, its Affiliates, and their respective directors, members, agents and employees

 (collectively, “ECR Indemnitees”)  harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting from (a) any breach by NovaDel of any of its representations, warranties, covenants or obligations pursuant to this Agreement or (b) any negligent act, omission or willful misconduct by NovaDel or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement or in the Development and Manufacturing of Product or in the Commercialization of Product prior to the Effective Date.

8.2 Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 8.1 (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 8.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

8.3 Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 8.1.1 and 8.1.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects.  Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

8.4 Right to Participate in Defense.  Without limiting Section 8.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.3 (in which case the Indemnified Party will control the defense).

8.5 Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 8.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 8.3.

8.6 Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

8.7 Insurance.  Each Party shall obtain and, throughout the term of this Agreement and for a period of *** after termination of this Agreement, maintain in force General Liability and Products Liability with limits at a minimum of *** Dollars ($***) Such insurance shall name the other Party as an additional insured.  It is understood that such insurance will not be construed to limit such Party’s liability with respect to its indemnification obligations under this ARTICLE 8.  Each Party will provide to the other upon request a certificate evidencing the insurance it is required to obtain and keep in force under this ARTICLE 8.  Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days’ prior notice to the other Party.

ARTICLE 9
TERM AND TERMINATION

9.1 Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect for so long as ECR has an obligation to pay monies to NovaDel pursuant to the terms of this Agreement (the “Term”).

9.2 Events of Default; Termination.

9.2.1 Breach.  Either Party may, without prejudice and in addition to any other remedies available to it at Law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations.  The Breaching Party shall have sixty (60) days (twenty (20) days in the event of non-payment) after written notice thereof was provided to the Breaching Party by the non-breaching Party to remedy such default.  Any such termination shall become effective at the end of such 60-day period (20-day period for non-payment) unless the Breaching Party has cured any such breach or default prior to the expiration of such 60-day period (20-day period for non-payment).   In the event of a breach of this Agreement by NovaDel that remains uncured within the periods provided herein, ECR may offset its damages from performance payments or other amounts otherwise owing to NovaDel pursuant to this Agreement.

9.2.2 Bankruptcy.  Subject to Section 2.7 of this Agreement, the Section 365(n) of the U.S. Bankruptcy Code, either Party may terminate this Agreement upon written notice to other Party at any time, to the extent permitted by Law, if the other Party shall make or seek to make or arrange an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be initiated by, on behalf of or against such other Party (and, in the case of any such involuntary proceeding, not dismissed within ninety (90) days), or if a receiver or trustee of such Party’s property shall be appointed and not discharged within ninety (90) days.

9.2.3 Change of Control.  NovaDel may terminate this Agreement by prior written notice to ECR effective upon the occurrence of a Change of Control of ECR.  For the purposes of this Section 9.2.3, “Change of Control” means the announcement of any agreement or the consummation of any transaction of the following events: (a) any Specified Person (or group of Specified Persons acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of ECR normally entitled to vote in elections of directors; (b) ECR consolidates with or merges into a Specified Person, or any Specified Person consolidates with or merges into ECR, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of ECR preceding such consolidation or merger;  (c) ECR conveys, transfers or leases all or substantially all of its assets to a Specified Person, or (d) any other arrangement whereby a Specified Person controls or has the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management or policies of ECR.  For purposes of this Section, “Specified Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), that, as of the consummation of the Change of Control, is marketing,  promoting, detailing, distributing, offering to sell or selling a Competitive Product in the Territory and such Competitive Product represents greater than 50% of the revenues of such Specified Person or has filed an application for regulatory approval in the Territory with respect to such a Competitive Product.

9.2.4 Termination For Convenience.  ECR may terminate this Agreement upon one hundred eighty(180) days prior written notice if ECR determines in its sole discretion that continued Commercialization of the Product by ECR is not Commercially Reasonable; provided that such notice may not be given prior to the second anniversary of the First Commercial Sale.

9.3 Effects of Termination.  Upon termination of this Agreement under Section 9.2 (but not by reason of rejection in bankruptcy):

9.3.1 Assignments.  ECR will promptly (and in each case within sixty (60) days after receipt of NovaDel’s request):

(a) upon NovaDel’s request, assign to NovaDel all of ECR’s right, title and interest in and to any agreements between ECR and Third Parties that are freely assignable by ECR and that relate solely to the Commercialization of Product;

(b) assign to NovaDel all of ECR’s right, title and interest in and to the NovaDel Trademark and any ECR Marks (including any goodwill associated therewith), any registrations and design patents  for any of the foregoing and any Internet domain name registrations for such trademarks and slogans, all to the extent related to Product;

(c) to the extent that any agreement or other asset described in this Section 9.3.1 is not assignable by ECR, then such agreement or other asset will not be assigned, and upon the request of NovaDel, ECR will take such steps as may be necessary to allow NovaDel to obtain and to enjoy the benefits of such agreement or other asset, in the form of a license or other right to the extent ECR has the right and ability to do so; and

(d) provide copies of any other books, records, documents and instruments to the extent related to the Product and to the extent not previously provided, any correspondence with the FDA..

9.3.2 License Grant.  ECR agrees to grant and hereby grants to NovaDel, effective upon such termination of this Agreement in whole or in part, an exclusive (even as to ECR), irrevocable, royalty-free right and license, with the right to sublicense and authorize the grant of further sublicenses, under any ECR intellectual property relating to the Product, to Commercialize the Product.  ECR agrees to grant and hereby grants to NovaDel, effective upon such termination of this Agreement, an exclusive (even as to ECR), royalty-free right and license, with the right to grant sublicenses, under any patent, copyright, other intellectual property or ECR Confidential Information embodied in or relating to any package inserts, or other promotional materials relating to the Product.

9.3.3 Disclosure and Delivery.  ECR will transfer and assign to NovaDel any ECR intellectual property, to the extent then used in connection with the Commercialization of the Product.  With respect to Know-How, such transfer shall be effected by the delivery of documents, to the extent such Know-How is embodied in documents, and to the extent that such Know-How is not fully embodied in documents, ECR shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to NovaDel for interviews, demonstrations and training to effect such transfer in a manner sufficient to enable NovaDel to practice such Know-How as theretofore practiced by ECR.

9.3.4 Sublicensees.  NovaDel shall have the option at its discretion to assume the rights and obligations of ECR in each sublicense agreement with respect to any Product to which the licenses granted herein have been terminated.

9.3.5 Disposition of Inventory.  NovaDel shall have the option, exercisable within thirty (30) days following the effective date of such termination, to purchase any inventory of Product at the price paid for the Product by ECR.  NovaDel may exercise such option by written notice to ECR during such thirty (30)-day period.  Upon such exercise, the Parties will establish mutually agreeable and commercially reasonable payment and delivery terms for the sale of such inventory.  If NovaDel does not exercise such option during such thirty (30)-day period, or if NovaDel provides ECR with written notice of its intention not to exercise such option, then ECR and its Affiliates and sublicensees will be entitled, during the period ending on the last day of the sixth (6th) full month following the effective date of such termination, to sell any inventory of Product that remain on hand as of the effective date of the termination, so long as ECR pays to NovaDel the performance payments applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

9.3.6 Manufacturing.  Upon NovaDel’s notice to ECR, given by NovaDel within thirty (30) days of the termination notice given by the Party which triggered the termination, NovaDel may request that ECR supply NovaDel with quantities of Product for the shorter of (i) the period until NovaDel or its designee has established and validated a manufacturing process for Product and is approved to Manufacture supplies of Product or (ii) eighteen (18) months from the effective date of such termination; provided, however, that NovaDel shall reimburse ECR for ECR’s cost of goods with respect to Product.  ECR shall transfer the completed Manufacturing process for Product to NovaDel or its designee, upon NovaDel’s request and at ECR’s cost and expense, and ECR shall cooperate with NovaDel to effect the transition of such Manufacturing responsibilities.

9.3.7 FDA Communications.  Upon termination of this Agreement, ECR shall take such steps as necessary to rescind its designation as NovaDel’s authorized agent for communications with FDA related to the Product.

9.4 Accrued Rights.  Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

9.5 Non-Disturbance.  If (a) this Agreement shall be rejected pursuant to Section 365 of the U.S. Bankruptcy Code, whether by NovaDel, or any bankruptcy trustee, or otherwise, or (b) Secured Creditor may otherwise exercise its right pursuant to the Security Agreement, then   provided ECR at such time is not in default under the terms of this Agreement beyond any applicable notice and cure periods provided for herein, Secured Creditor agrees that for as long as ECR performs its obligations hereunder, this Agreement shall continue in full force and effect and that ECR shall retain all of the rights as set forth herein; and provided further that in the event Secured Creditor transfers, assigns or otherwise conveys the NDA or any other rights of NovaDel or Secured Creditor under this Agreement or the Security Agreement, it shall require that the transferee or assignee to agree to be bound by the terms of the Agreement. The foregoing provisions shall be effective and self-operative without the need for any further instruments, provided that, upon the written request of either Party, Secured Creditor and ECR shall execute and deliver to each other such instruments and certificates as such party may reasonably request to evidence and confirm such nondisturbance.

9.6 Survival.  The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 2.7, 4.8, 6.1, 7.3, 7.4, 9.2.2, 9.3, 9.4, 9.5 and 9.6, and Articles 5, 8, 10 and 11.

                           ARTICLE 10
DISPUTE RESOLUTION

10.1 Disputes.  For all matters under this Agreement, the Parties hereby agree that disputes shall be referred to the designated Senior Executive of NovaDel and ECR (the “Representatives”).  If any such matter has not been resolved within fifteen (15) Business Days of such referral to the Representatives either Party may invoke the provisions of Section 10.2 for such dispute.  No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement.

10.2 Litigation.  In the event that any dispute is not resolved as provided in the preceding Section 10.1, whether before or after termination of this Agreement, either Party may avail itself of any remedy available to such Party in the state and Federal courts of New York.

10.3 Injunctive Relief.  Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party’s performance of its obligations under this Agreement.

10.4 Governing Law.  Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of Delaware, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside the State of New Jersey.

                                 ARTICLE 11
MISCELLANEOUS

11.1 Entire Agreement; Amendment.  This Agreement, including the Schedules and Exhibits attached hereto (each of which is hereby incorporated herein by reference), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties which will continue to govern the obligations of the Parties with respect to information disclosed thereunder with respect to periods prior to the Effective Date.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2 Force Majeure.  Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire, flood, earthquakes, explosions, sabotage, strikes, lockouts, lack of adequate raw materials, insurrections, civil commotions, riots, invasions, wars, acts of war (whether war be declared or not), peril of the sea, acts, restraints, requisitions, regulations or directions of, or omissions or delays in acting by, Governmental Authorities, acts of God, or any similar cause beyond the reasonable control of the performing Party (each, a “Force Majeure Event”).  In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner.

11.3 Notices.  All notices or other communications that are required or permitted under this Agreement will be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below.  Any such communication will be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For ECR:	ECR Pharmaceuticals Company, Inc.
3969 Deep Rock Road
Richmond, Virginia, 23233
Fax: (804) 527-1959
Attention: David Seltzer

with a copy to:	LeClair Ryan, PC
Riverfront Plaza, East Tower
951 East Byrd Street, Eighth Floor
Richmond, VA 23219
Fax: (804) 916-7261
Attention: Grant S. Grayson

For NovaDel:	NovaDel Pharma Inc.
25 Minneakoning Road
Flemington, New Jersey 08822
Fax: (908) 782-2445
Attention: Chief Executive Officer

with a copy to:	Morgan, Lewis & Bockius LLP

502 Carnegie Center
Princeton, New Jersey 08540
Fax: (609) 919-6701
Attention: David Glazer

11.4 Independent Contractors.  In making and performing this Agreement, ECR and NovaDel shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between ECR and NovaDel and this Agreement shall not be construed to suggest otherwise.  At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

11.5 Maintenance of Records.  Each Party shall keep and maintain all records required by Law with respect to Product and shall make copies of such records available to the other Party during normal business hours, upon reasonable prior written notice and solely to the extent access to such records is necessary for a Party to exercise its rights under this Agreement.

11.6 No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.7 Assignment.  Subject to Section 9.2.3, ECR may sell, transfer or assign this Agreement provided that such buyer, transferee or assignee shall agree in writing to be bound by the terms of this Agreement.

11.8 Costs.  Each Party shall be solely responsible for its costs and expenses in connection with the execution of this agreement.

11.9 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

11.10 Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.11 Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.12 Headings.  The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.13 No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this License and Distribution Agreement in duplicate originals by their proper officers as of the Effective Date.

ECR PHARMACEUTICALS COMPANY, INC.		NOVADEL PHARMA INC.

By:	/s/ David Seltzen	By:	/s/ Steven B. Ratoff
Name:	David Seltzen	Name:	Steven B. Ratoff
Title:	President	Title:	Interim Chief Executive Officer

SECURED CREDITOR (for purposes of Section 9.5 only)

PROQUEST INVESTMENTS II, L.P.

By:	ProQuest Associates II, LLC, its general partner

By:	/s/ Pasquale DeAngelis
Name: Pasquale DeAngelis
Title: Managing Member

PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

By:	ProQuest Associates II, LLC, its general partner

By:	/s/ Pasquale DeAngelis
Name: Pasquale DeAngelis
Title: Managing Member

PROQUEST INVESTMENTS III, L.P.

By:	ProQuest Associates III, LLC, its general partner

By:	/s/ Pasquale DeAngelis
Name: Pasquale DeAngelis
Title: Managing Member

DB1/64018417.1

SCHEDULE 1.20

NovaDel Patents

 ***

SCHEDULE 2.6

Form of Trademark Assignment Agreement

TRADEMARK ASSIGNMENT AGREEMENT

WHEREAS, NovaDel Pharma, Inc., a Delaware corporation, (the “Assignor”), is the owner of all right, title and interest in and to the trademark and the registrations and/or applications for registration listed in the attached Schedule A (collectively, the “Trademark”) and all common law rights in the same, together with the goodwill of the business symbolized by the Trademark;

WHEREAS, ECR Pharmacal Co, Inc., a Delaware corporation, ( the “Assignee”), is desirous of acquiring all of Assignor’s rights, title and interest in and to said Trademark;

NOW, THEREFORE, in consideration of good and valuable consideration referred to in the License and Distribution Agreement dated November 10, 2009 (the “License Agreement”), the receipt of each of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignor hereby sells, assigns, transfers to the Assignee the entire right, title, interest in and to the Trademark and the goodwill of the business symbolized by the Trademark in the United States to be held and enjoyed by Assignee, its successors, assignees and any other legal representatives.

2. This assignment includes the right to sue and recover damages for past and future infringements of Assignor’s rights in the Trademark and to bring any proceeding in the national trademark offices or any equivalent agency in any country for cancellation or opposition or other proceeding in connection with said Trademark.  The right, title and interest is to be held and enjoyed by Assignee and Assignee’s successors and assigns as fully and exclusively as it would have been held and enjoyed by Assignor had this assignment not been made.

3. Assignee will record the assignment of the Trademark at the national trademark offices where the Trademark is registered and any expenses incurred in connection with the recordation of this assignment shall be born by the Assignee.  The Assignee is responsible for obtaining any individual country assignment documents that may be necessary for the recordation of the assignment of the Trademark and the Assignor hereby undertakes to give its reasonable assistance to the Assignee as to such recordation of the assignment of the Trademark.

4. This Agreement is linked to the License Agreement so that if for any reason the License Agreement was to be declared void or null, the present Agreement would be automatically declared void or null.

5. Assignee shall pay, or reimburse Assignor for, all registrar transfer fees.  Assignee will also reimburse Assignor for any trademark renewal fees paid by Assignor after the date of this Agreement pending transfer of the Trademark.  Upon Assignee’s request, Assignor will provide Assignee with copies of applicable registrar invoices therefor or comparable proof of payment thereof.

6. The representations, warranties and covenants relating to the Trademark contained in the License Agreement are incorporated herein by reference.

7. Each party, upon the written request and at the expense of the other party, shall provide such reasonable cooperation, shall perform such further reasonable acts, and shall execute and deliver such reasonable documents and affidavits that may be necessary to effect the assignment and transfer of the Trademark in accordance with the intent of the License Agreement and this Agreement, including execution and delivery of such documents with respect to the Trademark.

8. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement.

[No Further Text On This Page]

IN TESTIMONY WHEREOF, the Assignor and Assignee have executed this Agreement on this [__] day of November, 2009.

ECR PHARMACEUTICALS CO, INC.

By:
Name:
Title:

NOVADEL PHARMA INC.

By:
Name:
Title:

Schedule A

Trademark

United States trademark ZolpiMist®, Registration #77/176,611 ZOLPIMIST (Class 5)

SCHEDULE 7.1.2(a)

Agreements Governing NovaDel Intellectual Property

The Security Agreement and agreements related thereto.

SCHEDULE 7.1.2(p)

Fees Paid by NovaDel

All fee obligations owed by NovaDel with respect to the Product on or prior to the Effective Date under the Prescription Drug User Fee Amendments of 2002 have been paid by NovaDel.